UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Alvarado, Linda G.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   12/13/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security          2)Trans-  2A.           3.Trans-       4.Securities Acquired(A)  5)Amount of    6.Owner-    7)Nature of
                             action    Deemed        action Code    or Disposed of (D)        Securities     ship        Indirect
                             Date      Execution     -------------------------------------    Beneficially   Form:       Beneficial
                             (Month/   Date, if any                            A              Owned          Direct      Ownership
                             Day/Year) (Month/                                 or             Following      (D) or
                                       Day/Year)     Code     V     Amount     D    Price     Reported       Indirect
                                                                                              Transaction(s) (I)
------------------------------------------------------------------------------------------------------------------------------------




                                                                   Page 1 of 2

Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative    2)Conversion 3)Trans-  3A        4)Trans-    5)Number of Derivative     6)Date Exercisable and
Security                 or Exercise  action    Deemed    action      Securities Acquired (A)    Expiration Date
                         Price of     Date      Execution Code        or Disposed of (D)
                         Derivative             Date, if
                         Security               any
                                                Month/                                              Date       Expiration
                                                Day/Year  Code  V     A                D         Exercisable       Date
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock      $13.3750     12/13/02            A           12,483                     (1)           12/13/09
Option (right to buy)


Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative    3)Trans-  3A         7)Title and Amount                8)Price  9)Number of     10)Ownership   11)Nature of
Security                 action    Deemed     of Underlying                     of       Derivative      Form of        Indirect
                         Date      Execution  Securities                        Deriv-   Securities      Derivative     Beneficial
                                   Date, if                           Amount    ative    Beneficially    Security:      Ownership
                                   any                                or        Secur-   Owned           Direct (D)
                                   Month/Day/                         Number    ity      Following       or
                                   Year       Title                   Of Shares          Reported        Indirect (I)
                                                                                         Transaction(s)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock      12/13/02             Common Stock, par       12,483             12,483          D
Option (right to buy)                         value, $0.01 per share




Explanation of Responses:

(1) The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.
- Attorney-in-fact pursuant to the power of attorney dated 7/99.


SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Linda G. Alvarado
DATE 12/17/02


*     If the form is filed by more than one reporting person, see Instruction  4(b)(v).

**     Intentional misstatements or omissions of facts constitute Federal  Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.If space is insufficient, see Instruction 6 for procedure.
